Johnson & Johnson Announces Acquisition of Abiomed Conference Call to Begin at 8:00 AM ET Exhibit 99.2

Johnson & Johnson + Abiomed Investor Presentation November 1, 2022

Today’s Speakers Joaquin Duato Chief Executive Officer of Johnson & Johnson Ashley McEvoy Executive Vice President and Worldwide Chairman of MedTech at Johnson & Johnson Joe Wolk Chief Financial Officer of Johnson & Johnson Michael Minogue Chairman, President and Chief Executive Officer of Abiomed

Cautionary Note on Forward Looking Statements Additional Information This presentation contains forward-looking statements regarding the potential acquisition of ABIOMED. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of ABIOMED or Johnson & Johnson. Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the acquisition will not be satisfied, including the risk that clearance under the Hart-Scott-Rodino Antitrust Improvements Act or other applicable antitrust laws will not be obtained; uncertainty as to the percentage of ABIOMED stockholders that will support the proposed transaction and tender their outstanding shares of common stock of ABIOMED in the Offer; the possibility that the transaction will not be completed in the expected timeframe or at all; potential adverse effects to the businesses of Johnson & Johnson or ABIOMED during the pendency of the transaction, such as employee departures or distraction of management from business operations; the risk of stockholder litigation relating to the transaction, including resulting expense or delay; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; challenges inherent in product research and development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new products; manufacturing difficulties and delays; product efficacy or safety concerns resulting in product recalls or regulatory action; economic conditions, including currency exchange and interest rate fluctuations; the risks associated with global operations; competition, including technological advances, new products and patents attained by competitors; challenges to patents; changes to applicable laws and regulations, including tax laws and global health care reforms; adverse litigation or government action; changes in behavior and spending patterns or financial distress of purchasers of health care services and products; and trends toward health care cost containment. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to the ability of the Johnson & Johnson family of companies to successfully integrate the products and employees/operations and clinical work of ABIOMED, as well as the ability to ensure continued performance or market growth of ABIOMED’s products. A further list and descriptions of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in Johnson & Johnson’s subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statement as a result of new information or future events or developments. The tender offer described in this communication has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Johnson & Johnson will cause Merger Sub to file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”). Investors and ABIOMED security holders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) that will be filed by Johnson & Johnson with the SEC and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by ABIOMED with the SEC, when they become available, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge by directing a request to Johnson & Johnson, Office of the Corporate Secretary, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Attn: Corporate Secretary’s Office. A copy of the solicitation/recommendation statement on Schedule 14D-9 (once it becomes available) also may be obtained free of charge from ABIOMED under the “Investors” section of ABIOMED’ website at https://investors.abiomed.com.

Joaquin Duato Chief Executive Officer, Johnson & Johnson

Addressing the Most Challenging Diseases in Healthcare Focus on scientific R&D Mission of addressing major unmet medical needs Focus on patient and disease-centric care Leading-Edge Technology Global Understanding that Good Health is the Foundation for a Better Future Demand for Delivering Life-Enhancing Innovations at Speed and Scale

Advancing Mission to Make Heart Recovery the Standard of Care Operating a safe, reliable, regulated natural gas business with world-class infrastructure delivering decarbonized natural gas supply Educating customers about the emissions reduction benefits of natural gas Funding clean, renewable energy projects Promoting a culture of safety, well-being and respect for all employees Strengthening relationships with our customers and communities Right transaction, right partner, right time Diversifies and expands Johnson & Johnson MedTech’s portfolio with a leadership platform in heart failure and recovery Adds a robust platform and pipeline for long-term innovation Advances standard of care for patients with cardiovascular disease Accelerates geographic expansion and worldwide therapy adoption Enhances near- and long-term sales and earnings growth

Michael Minogue Chairman, President and Chief Executive Officer, Abiomed

Abiomed Overview Leading provider of groundbreaking medical technology that provides circulatory and oxygenation support 1981 Founded 2,200+ Employees 18 year Track record of profitable growth Headquartered in Danvers, Massachusetts Impella® Heart Pump Platform Designed to enable the heart to rest and recover by improving blood flow and/or temporarily assisting with the pumping function of the heart FDA granted Impella® its highest level of approval as safe and effective In a randomized controlled trial, 8-in-10 patients treated with Impella® experienced reduction in heart failure symptoms or improvement in heart function Abiomed Breethe OXY-1 System™ Designed with an advanced gas exchange technology, including an innovative oxygen concentrator that provides full patient support with reduced O2 demand Robust Pipeline of Clinical Studies* Indication Studies STEMI DTU RCT PROTECT IV RCT RECOVER IV RCT Product Studies Impella ECP™ Impella BTR™ preCARDIA™

Ashley McEvoy Executive Vice President and Worldwide Chairman of MedTech, Johnson & Johnson

Diversifies and Expands Portfolio in High Growth Heart Recovery Market + Heart Recovery JJMT Sutures Surgical Vision Biosurgery Energy Spine Electrophysiology Knees Hips Endocutters Extends Portfolio to 12 $1B+ Platforms Contact Lenses Trauma

Within cardiovascular, HEART FAILURE is one of the largest unmet needs for all stakeholders: Cardiovascular disease is the #1 cause of death $70B direct medical costs #1 hospital cardiac mortality risk 26M total patients worldwide #1 cause of hospitalizations & length of stay ALL forms of cardiovascular disease lead to heart failure

Addressing a >$35 Billion U.S. Market Opportunity

Protected (High Risk) PCI



FDA Approval or 510(k) Clearance

TAM = ~440K U.S. Patients, >$9B potential

Cardiogenic Shock



FDA Approval or 510(k) Clearance

TAM = ~202K U.S. Patients, ~$5B potential

Respiratory Failure (ECMO)



FDA Approval or 510(k) Clearance

TAM = >25K U.S. Patients, >$375M potential

Heart Failure



FDA Approval or 510(k) Clearance

TAM = ~500K U.S. Patients, >$17B potential

Heart Attack (STEMI)



FDA PMA Study Ongoing

TAM = ~200K U.S. Patients, ~$4B potential

Johnson & Johnson

1. Mozaffarian D, et al. Circulation. 2015;131(4):e29-e322
2. Gheorghiade M, Bonow RO. Circulation. 1988;97(3):282-289
3. Braunwald E. JACC Heart Fail. 2013;1(1):1-20.
4. Patel MR, et al. N Engl J Med. 2010;362(10):886-895
5. Cornwell LD, et al JAMA Surg. 2015;150(4): 308-315
6. Farmer SA, et al. JACC Cardiovasc Imaging. 2014;7(7):690-700.
7. Doshi D, et al. J Am Coll Cardiol. 2016;68(5): 450-458.
8. All payer data 2019, +- 5% error including MedPar and NIS when available, Definitive Healthcare
9. G. Heart failure: preventing disease and death worldwide. ESC Heart Fail. 2014 Sep;1(1):4 25. PMID: 28834669
10. Mortality in heart failure patients. Anatol J Cardiol. Jan;15(1):63-8. PMID: 25550250
11. GC. Epidemiology and aetiology of heart failure. Nat Rev Cardiol. Jun;13(6):368. PMID: 26935038
12. American Heart Association

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Adds Robust Platform and Pipeline for Long-term Innovation

Impella ECP™

- 9 Fr catheter & pump at insertion and removal; ideal for high-risk PCI
- Achieved initial FDA safety milestones, including completion of FDA early feasibility study (“EFS”) in 2021
- In August 2021, received Breakthrough Device designation by the FDA
- In March 2022, received approval for FDA pivotal protocol. Supported 40+ patients to date and began patient enrollment under a pivotal-like protocol
- Expect to transition to FDA pivotal protocol in pivotal trial with IRB approval in December 2022 with latest version of ECP pump approved by FDA

preCARDIA™

- Therapy for acutely decompensating heart failure with superior vena-cava occlusion system
- Received Breakthrough Device Designation by the FDA
- In January 2022, announced results of the first-in-human EFS of the preCARDIA system, which support additional study
- In the 3Q22, EFS to be expanded by 30 additional patients

Abiomed Breethe OXY-1 System™

- ECMO system with a compact design, integrated oxygen concentrator and intuitive interface
- In October 2020, received 510(k) clearance, resubmitted with updated console, expected 510(k) in January 2023

Impella BTR™

- Minimally invasive, durable heart pump designed for home discharge and heart recovery
- In December 2021, received conditional approval for an IDE EFS. Enrolled first patient in April 2022, 6 patients enrolled to date

Low Profile Sheath™

- Smaller sheath designed for single access
- In October 2022, received 510(k) clearance

Impella RP Flex™

- SmartPump implanted via the internal jugular (“IJ”) enabling patient ambulation and management
- In October 2022, received FDA approval

*Not an exhaustive pipeline list

Johnson&Johnson

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Leveraging Johnson & Johnson’s Capabilities Expansive Global Footprint Leading Physician Education Capabilities Robust Clinical Expertise Commercial Excellence

Joe Wolk Chief Financial Officer, Johnson & Johnson

Value-Creating Transaction Accelerates Revenue Growth1 Accretive to EPS1 Accelerate pro forma MedTech and Johnson & Johnson revenue growth Slightly dilutive to neutral to Johnson & Johnson’s adjusted earnings per share in 2023 Accretive by approximately $0.05 in 2024 and increasingly accretive thereafter 1 On a pro forma basis and compared to current analyst consensus forecast

Transaction Details and Path to Close Expected to close prior to the end of the first quarter of 2023 Purchase Price and Contingent Value Right (CVR) Structure $380.00 per share in cash upfront ~$16.6 billion enterprise value1 One non-tradeable CVR up to an additional $35.00 per share in cash based on achievement of certain clinical and commercial milestones Sources of Financing Combination of cash on hand and short-term financing Expected to maintain strong balance sheet post-close Approval Process Subject to the tender of at least a majority of Abiomed shares, regulatory approvals and other customary closing conditions Unanimously approved by both companies’ boards of directors 1. Without taking into account CVRs

Johnson & Johnson + Abiomed Highlights Aligns with Johnson & Johnson strategic priorities Brings lifesaving innovations to more patients with unmet needs Accelerates growth of Johnson & Johnson MedTech Compelling for both Abiomed and Johnson & Johnson shareholders

Questions

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